Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 20, 2018

Quarterly Distribution Report No. 214

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 18, 2018.

This Quarterly Distribution Report relates to the payment received by the Trust from EMI Entertainment World Inc., attributable to the first quarter of 2018 (the “Q1 Distribution Period”).

The Trust received $372,519 ($1.3414 per Trust Unit) for the Q1 Distribution Period (the “Q1 Payment”), as compared to $289,114 ($1.0411 per Trust Unit) for the payment attributable to the first quarter of 2017.

After receiving the Q1 Payment, the Trust paid $71,899 to third parties in connection with invoices for services rendered to the Trust, leaving a balance of $300,620 ($1.0825 per Trust Unit). This balance is being distributed to the Unit Holders of record as of the close of business on June 18, 2018.

During the twelve month period ended June 30, 2018, the Trust’s aggregate distributions will amount to $670,505 ($2.4143 per Trust Unit), as compared to $698,038 ($2.5136 per Trust Unit) during the twelve month period ended June 30, 2017.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2018 and June 30, 2017 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2018		Per Unit*

Gross royalty income collected by EMI for the period	$1,348,186

Less: Related royalty expense	517,593
Amount deducted by EMI	428,572
Adjustment for copyright renewals, etc.	29,502

	975,667

Balance as reported by EMI	$372,519

Payments received by Trust	$372,519		$1.3414

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	71,899		.2589

Balance available for distribution	$300,620		$1.0825

Distribution per Unit*		$1.0825

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2017		Per Unit*	Twelve Months Ended June 30, 2018	Per Unit	Twelve Months Ended June 30, 2017		Per Unit

$1,172,876			$3,246,837		$3,288,526

479,117			1,260,811		1,359,202
369,889			930,246		819,000
34,755			87,682		104,075

883,761			2,278,739		2,382,277

$289,114			$968,098		$906,248

$289,114		$1.0411	$968,098	$3.4859	$906,248		$3.2633

70,848		.2551	297,593	1.0716	208,210		.7497

$218,266		$.7860	$670,505	$2.4143	$698,038		$2.5136

	$.7860					$2.5136